Exhibit 99.1

PRESS RELEASE                                                                                                    SOURCE: WPCS International Incorporated

WPCS Reports Second Quarter FY2009 Financial Results and Revises Guidance

EXTON, PA - (PR Newswire-First Call) - December 15, 2008 - NASDAQ: WPCS - News)  - WPCS International Incorporated (NASDAQ: WPCS), a leader in design-build engineering services for specialty communication systems and wireless infrastructure, today reported financial results for the second quarter FY2009 ended October 31, 2008. WPCS reported revenue of approximately $29 million for the second quarter compared to $28 million a year ago. WPCS reported net income of approximately $362,000 or $0.05 per diluted share for the second quarter compared to approximately $1.5 million or $0.19 per diluted share for the same period in the prior year. Year to date through the six months ended October 31, 2008, WPCS reported revenue of approximately $57 million compared to $50 million a year ago, which represents a 14% increase. For the six month period, the reported net income was approximately $1.2 million or $0.17 per diluted share compared to net income of approximately $2.8 million or $0.35 per diluted share for the same period in the prior year.

There will be an investor conference call at 5:00 pm ET today. To participate on the conference call, please dial 888-299-4099 for calls within the U.S. and 302-709-8337 for calls from international locations. Upon reaching the operator, verbally transmit the participant code VH81553. Andrew Hidalgo, CEO of WPCS, will be discussing the company’s financial results, the state of the economy as it pertains to WPCS, the markets served and strategic initiatives underway. When the overview concludes, your questions can be asked by pressing *1 and your questions can be removed from the queue by pressing the number sign. Replays of the conference call will be available for a period of five days by dialing 402-220-2946 and using 81553 # as the pass code.

In addition, WPCS is adjusting its FY2009 guidance downward from $125 million in revenue and $5.6 million in net income to a range of $112 million to $115 million in revenue and $2.7 million to $3.1 million in net income. The change in net income will reduce the earnings per share projection from $0.74 to a range of $0.38 to $0.44 per diluted share for FY2009 ending April 30, 2009.

Andrew Hidalgo, CEO of WPCS, commented, “Although the current economic environment is challenging, WPCS remains healthy from a revenue, profitability and balance sheet perspective. We are encouraged about our markets, our backlog and our bid activity.”

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of wireless technology. The company serves the specialty communication systems and wireless infrastructure sectors and provides services that include site design, technology integration, electrical contracting, construction and project management for corporations, government entities and educational institutions worldwide. For more information, please visit www.wpcs.com

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements involve risks and uncertainties and are subject to change at any time.  The company’s actual results could differ materially from expected results.  In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements.

CONTACT:

WPCS International Incorporated
610-903-0400 x101
ir@wpcs.com

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Unaudited

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2008	2007	2008	2007

REVENUE	$28,767,681	$28,105,044	$57,035,212	$49,921,050

COSTS AND EXPENSES:
Cost of revenue	21,421,304	20,646,816	41,606,178	35,834,568
Selling, general and administrative expenses	5,945,671	4,518,881	11,883,160	8,578,137
Depreciation and amortization	651,039	468,615	1,340,181	998,202

Total costs and expenses	28,018,014	25,634,312	54,829,519	45,410,907

OPERATING INCOME	749,667	2,470,732	2,205,693	4,510,143

OTHER EXPENSE (INCOME):
Interest expense	136,681	185,636	248,284	308,218
Interest income	(22,073)	(140,663)	(48,112)	(355,175)
Minority interest	19,950	57,140	61,196	60,788

INCOME BEFORE INCOME TAX PROVISION	615,109	2,368,619	1,944,325	4,496,312

Income tax provision	253,299	867,106	744,204	1,722,184

NET INCOME	$361,810	$1,501,513	$1,200,121	$2,774,128

Basic net income per common share	$0.05	$0.21	$0.17	$0.39

Diluted net income per common share	$0.05	$0.19	$0.17	$0.35

Basic weighted average number of common shares outstanding	7,251,083	7,079,977	7,251,083	7,026,818

Diluted weighted average number of common shares outstanding	7,262,419	7,958,535	7,259,353	8,013,332

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 31,	April 30,
ASSETS	2008	2008
	(Unaudited)	(Note 1)
CURRENT ASSETS:

Cash and cash equivalents	$13,235,880	$7,449,530
Accounts receivable, net of allowance of $133,803 and $98,786 at October 31, 2008 and April 30, 2008, respectively	26,542,341	29,092,488

Costs and estimated earnings in excess of billings on uncompleted contracts	4,819,434	3,887,152
Inventory	3,186,090	2,791,782
Prepaid expenses and other current assets	1,826,629	1,002,993
Prepaid income tax	-	122,342
Deferred tax assets	166,329	35,939
Total current assets	49,776,703	44,382,226

PROPERTY AND EQUIPMENT, net	6,858,020	6,828,162

OTHER INTANGIBLE ASSETS, net	2,236,574	2,929,937

GOODWILL	32,081,048	28,987,501

OTHER ASSETS	154,765	820,315

Total assets	$91,107,110	$83,948,141

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

LIABILITIES AND SHAREHOLDERS' EQUITY	October 31,	April 30,
	2008	2008
	(Unaudited)	(Note 1)
CURRENT LIABILITIES:

Current portion of loans payable	$107,475	$1,272,112
Borrowings under line of credit	-	750,000
Current portion of capital lease obligations	105,908	91,491
Accounts payable and accrued expenses	10,715,483	9,305,791
Billings in excess of costs and estimated earnings on uncompleted contracts	6,144,343	3,602,422
Deferred revenue	808,251	602,560
Due to shareholders	3,194,611	2,300,083
Income taxes payable	170,816	-
Total current liabilities	21,246,887	17,924,459

Borrowings under line of credit	7,626,056	4,376,056
Loans payable, net of current portion	104,420	156,978
Capital lease obligations, net of current portion	203,766	215,780
Deferred tax liabilities	1,174,380	1,173,786
Total liabilities	30,355,509	23,847,059

Minority interest in subsidiary	1,393,046	1,331,850

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock - $0.0001 par value, 5,000,000 shares authorized, none issued	-	-
Common stock - $0.0001 par value, 75,000,000 shares authorized, 7,251,083 shares issued and outstanding at October 31, 2008 and April 30, 2008	725	725
Additional paid-in capital	50,827,277	50,775,938
Retained earnings	8,909,683	7,709,562
Accumulated other comprehensive (loss) income on foreign currency translation	(379,130)	283,007

Total shareholders' equity	59,358,555	58,769,232

Total liabilities and shareholders' equity	$91,107,110	$83,948,141

Note 1 - Certain reclassifications have been made to prior period financial statements to conform to current presentation.

4